Exhibit 99.1

            BSD MEDICAL'S REVOLUTIONARY APPLICATION FOR MRI PUBLISHED
                            IN LEADING CANCER JOURNAL

    SALT LAKE CITY, Jan. 12 /PRNewswire-FirstCall/ -- BSD Medical Corp. (OTC Bulletin Board: BSDM) today announced that the International Journal of Radiation Oncology, Biology, Physics, the world's leading journal for radiation oncology, has published an eleven page article on the company's premier system, the BSD-2000/3D/MR. The article is the first peer-reviewed publication introducing this advanced system to the oncology community, and the journal has a projected per issue readership of 91% of radiation oncologists.

    BSD's hi-technology system allows an array of radiofrequency (RF) antennae to be placed around a patient within a magnetic resonance imaging (MRI) system, focusing in 3D on killing cancerous tumors while the MR system is simultaneously operating. The steered RF beams attack the cancer while the MRI measures the temperatures within the tumor so that physicians can target the treatment. The BSD-2000/3D/MR thus becomes a war machine against cancer, the second leading cause of death.

    BSD Medical's cancer treatment system is revolutionary in several respects. The use of MRI for temperature monitoring of tumors located deep in the body during therapy is a radical deviation from the conventional use of MRI for diagnostics only. Further, the article notes the remarkable engineering required in providing electromagnetic compatibility between the two systems. The hybrid system was developed through the joint efforts of BSD Medical Corp., Charite Medical School in Berlin and Siemens Medical Systems.

    Having considerable experience in testing and treating with this new hybrid system, the team at Charite Medical School (consisting of Drs. Gellermann, Wlodarczyk, Ganter, Nadobny, Faehling, Seebass, Felix and Wust) published in the article their findings on the accuracy of temperature monitoring using MR images (thermography). The article is titled, "A Practical Approach to Thermography in a Hyperthermia/Magnetic Resonance Hybrid System: Validation in a Heterogeneous Phantom." The publication (see Int. J. Radiation Oncology Boil. Phys., Vol. 1, pp. 267-277, 2005) consists of an extensive review of their testing methods and an analysis of the results. Focusing energy on eight various cancer sites in the body, they reported that the average accuracy of the system was within the tolerance of plus or minus .4 to .5 degrees Celsius (well within the accuracy requirements for the therapy). With shorter observation time, the accuracy further tightened to plus or minus .2 to .3 degrees C.

    The BSD-2000/3D/MR is an advanced cancer treatment system that focuses on and kills cancer, including cancers located deep in the body, using radio frequency (RF) energy. Superheating kills cancer cells. It also makes cancer less resistant to radiation and chemotherapy, and the treatment is used to boost the effectiveness of both. For more information about BSD Medical Corp. and its products visit www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward looking-statements, as that item is defined in the Private

Securities Litigation Reform Act of 1995. Such forward-looking statements include the timing and ultimate regulatory acceptance of the BSD-2000 for use in China or the U.S. All forward-looking statements are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.

    -0-                             01/12/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com